May 21, 1999



Waste Industries, Inc.
3949 Browning Place
Raleigh, North Carolina 27609

          Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 filed on the date hereof by Waste Industries, Inc., a North Carolina corporation (the "Company"), with the Securities and Exchange Commission (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 486,723 shares of the Company's Common Stock, no par value per share (the "Shares"). The Shares are to be resold as described in the Registration Statement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

     As our legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, in connection with the sale of the Shares.

     It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the sale of the Shares, including the proceedings being taken in order to permit such transactions to be carried out in accordance with applicable state securities laws, the Shares when sold in the manner referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                               Very truly yours,

                              /s/ WYRICK ROBBINS YATES & PONTON LLP